Exhibit 10.05

PURCHASE AGREEMENT

SWK Holdings Corporation, a Delaware corporation (the “Buyer”), PBS Capital Management, LLC, a Texas limited liability company (the “Seller”), J. Brett Pope, an individual resident of the State of Texas (“Pope”) and Winston L. Black III (with Pope, the “Members”) enter into this Purchase Agreement (this “Agreement”) as of May 14, 2012.

Recitals:

A.           The Seller is a party to the contracts set forth on the attached Schedule A (the “Contracts”).

B.           The Buyer desires to purchase, and the Seller desires to sell, the Contracts on the terms set forth in this Agreement.

Therefore, the parties agree as follows:

1.            PURCHASE AND SALE; CLOSING

1.1           Purchase of Contracts.  Subject to the terms of this Agreement, at the Closing (as defined in Section 1.3) the Seller shall sell, assign and transfer, or cause the sale, assignment and transfer, of the Contracts to the Buyer, and the Buyer shall purchase the Contracts from the Seller.

1.2           Consideration.

  (a)       Closing Payment.  Upon the terms and conditions set forth in this Agreement, and in consideration of the sale, assignment and transfer of the Contracts to the Buyer at the Closing, the Buyer shall pay to the Seller an amount equal to (i) $150,000, minus (ii) the aggregate amount of any payments received by the Seller from the Contracts during the period commencing on July 1, 2012 and ending on the date of Closing (the “Closing Date”), in cash or other immediately available funds (the “Closing Cash”).

  (b)       Earn Out Payments.  To the extent that the amount of aggregate payments received by the Buyer in connection with the investments set forth on Schedule B, during the period commencing on the Closing Date and ending on December 31, 2016, exceeds $150,000 (such amount in excess of $150,000, the “Excess Amount”), the Buyer shall pay 50% of the Excess Amount to the Seller.  Any payments due under this Section 1.2(b) shall be paid on a semi-annual basis, as follows: (i) payment on any Excess Amount received during the period commencing January 1 and ending June 30, will be made July 30 and (ii) payment on any Excess Amount received during the period commencing July 1 and ending December 31, will be made January 30.

1.3           Time and Place of Closing.  Unless earlier terminated pursuant to Section 4.2, the parties agree that the closing of the transactions contemplated by this Agreement (the “Closing”) will occur at a location to be agreed upon by the Buyer and the Seller at 10:00 a.m. on the fifth business day after the satisfaction of all conditions to Closing set forth in Section 1.4 below.

1.4           Conditions to Closing.  The obligation of the Buyer to consummate the transactions consummated by this Agreement is subject to the fulfillment prior to or at Closing of the following conditions: (a) the representations and warranties of the Seller in this Agreement shall be true and correct in all material respects at and as of the Closing; (b) the Members shall be employees of the Buyer at and as of the Closing; (c) the Seller shall have obtained all consents and approvals, including the consent and approval of the other parties to the Contracts, required in order to consummate the transactions contemplated by this Agreement; and (d) the Buyer shall have received all licenses, permits and authorizations required in order for the Buyer to perform the duties and obligations of the Seller under the Contracts.

1.5           The Seller’s Closing Deliveries.  On the Closing Date, the Seller will deliver to the Buyer (a) an assignment and assumption agreement in a form to be mutually agreed upon by the Seller and the Buyer, duly executed by the Seller, assigning the Contracts to the Buyer (the “Assignment Agreement”) and (b) such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to effect the transactions contemplated by this Agreement.

1.6           The Buyer’s Closing Deliveries.  On the Closing Date, the Buyer will deliver to the Seller (a) the Closing Cash and (b) the Assignment Agreement, duly executed by the Buyer, assuming the Contracts from the Buyer.

2.             REPRESENTATIONS AND WARRANTIES

As a material inducement to the Buyer to enter into this Agreement, the Seller and the Members represent and warrant that the statements made in this Article 2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

2.1           Organization of the Seller.  The Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified.

2.2           Authorization of Closing.  The Seller has full organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder.  This Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.   The execution, delivery, and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by the Seller.

2.3           Absence of Conflicts.  Neither the execution, delivery or performance of this Agreement nor the consummation by the Seller of the transactions contemplated hereby does or will (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under or (e) result in the creation of any lien upon any assets of the Seller, in each case under the provisions of the formation documents of the Seller or any indenture, license, mortgage, loan agreement or other agreement, instrument or contract or any legal requirement by which the Seller or any of its assets is affected.

2.4           Contracts.  Each Contract is in full force and effect and is a valid and legally binding agreement of the Seller.  The Seller is in compliance in all material respects with all terms and conditions of each Contract.  The other party to each Contract is not in breach or default thereunder.  No event has occurred or circumstance exists which could reasonably be expected to constitute a breach or default of, or permit termination, modification or acceleration under any Contract. The Seller has no knowledge (a) of any unresolved dispute with respect to any Contract or (b) that any party to a Contract intends either to modify in any material respect, cancel or terminate a Contract.  The rights of the Seller to perform or receive payment under the Contracts have not been assigned or transferred.

2.5           Members.  The Members own all of the issued and outstanding equity interests of the Seller.

2.6           Brokerage Expenses.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller or any Member.

3.             REPURCHASE RIGHT

3.1           Members Right to Repurchase Contracts.  In the event that the Employment Agreements dated May 14, 2012, between the Buyer and each of the Members, both expire on their terms and are not renewed, the Members shall have the right to repurchase the Contracts for One Dollar ($1.00). In the event the Members exercise the right provided under this Section 3.1, the Company will provide such cooperation and information as is reasonably requested to facilitate the Members’ assumption of, and performance under, the Contracts.

4.             MISCELLANEOUS

4.1           Indemnification. The Seller and each Member shall jointly and severally indemnify the Buyer and hold the Buyer harmless from and against any loss, liability, deficiency, damage, tax or expense (including reasonable legal, consultant and expert expenses and costs) arising out of any claims relating to the Contracts prior to the Closing Date; provided, however, that in no event will the aggregate joint and several liability of the Seller and the Members under this Section 4.1 exceed the consideration the Seller is entitled to receive under Section 1.2.

4.2           Termination.  The Buyer may, without liability to the Seller, terminate this Agreement by notice to the Seller if each of the Closing conditions set forth in Section 1.4 have not been fulfilled by November 15, 2012.

4.3           Entire Agreement.  This Agreement contains the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

4.4           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

4.5           Governing Law; Venue.  All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Texas.  As a specifically bargained inducement for each of the parties to enter into this Agreement (each party having had opportunity to consult counsel), each party expressly agrees that suit to enforce any provision of this Agreement or to obtain any remedy with respect hereto shall be brought exclusively in either any state court located in Dallas County or the United States District Court for the Northern District of Texas, and each party hereto expressly and irrevocably consents to the jurisdiction of such courts.

4.6           Specific Performance.  The parties acknowledge that the Seller, its business, and the Seller’s operations are unique, and recognize and affirm that in the event of a breach of this Agreement by any of the parties, monetary damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, in the event of any such breach, the non-breaching parties and/or their successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights under this Agreement by an action or actions for specific performance, injunctive relief and/or other relief, without any requirement of proving actual damages or posting any bond or other security.

4.7           Expenses.  Each party shall be responsible for his, her or its own expenses in connection with the negotiation, preparation and entry into this Agreement and the consummation of the Closing.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date set forth in the introductory paragraph of this Agreement.

SWK HOLDINGS CORPORATION
a Delaware corporation

By:   /s/ John F. Nemelka
Name: John F. Nemelka
Title:   Interim CEO

PBS CAPITAL MANAGEMENT, LLC
a Texas limited liability company

By:   /s/ J. Brett Pope
Name:
Title:

Members

  /s/ J. Brett Pope
J. Brett Pope

  /s/ Winston L. Black III
Winston L. Black III